Exhibit 99.1

WJ Communications Fred Krupica Chief Financial Officer 408-577-6261 fred.krupica@wj.com	Investor Relations Contacts: Chris Danne, Rakesh Mehta the blueshirt group for WJ Communications 415-217-7722 chris@blueshirtgroup.com rakesh@blueshirtgroup.com

WJ Communications Announces Pricing of Common Stock in Underwritten Public Offering

January 23, 2004 San Jose, CA – WJ Communications, Inc. (Nasdaq: WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules (MCM), today announced that the underwritten public offering of its 2 million newly issued shares of common stock has been priced at $5.75 per share which will result in gross proceeds to the Company of approximately $11.5 million.  In addition, certain selling stockholders, including the Company’s controlling stockholder Fox Paine Capital Fund, L.P., will offer 10.6 million currently outstanding shares of common stock in the underwritten public offering at the same price.  J.P. Morgan Securities, Inc. is serving as the sole book-running manager for the underwritten offering and Bear, Stearns & Co. Inc., CIBC World Markets Corp. and Wells Fargo Securities, LLC are serving as co-managers.

The underwriters of the offering also have 30 day option to purchase an additional 1.89 million shares of common stock from the selling stockholders to cover any over-allotments. The Company plans to use the net proceeds it receives from the offering for general corporate purposes, to fund working capital and for potential strategic transactions. The Company will not receive any proceeds from the sale of shares by the selling stockholders.  The offering is expected to close on January 28, 2004, subject to customary closing conditions.

A prospectus supplement and accompanying prospectus will be filed with the Securities and Exchange Commission and will be available at the SEC’s website at www.sec.gov.  Printed copies of the prospectus supplement and accompanying prospectus, when available, may be obtained from J.P. Morgan Securities Inc., 277 Park Avenue, New York, New York 10172.

The shares are being offered pursuant to an S-3 shelf registration statement filed with the Securities and Exchange Commission (Registration No. 333-110111) which was declared effective on December 29, 2003.  This news release is neither an offer to sell nor the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.  The offering may only be made only by means of a prospectus supplement and the accompanying prospectus.

About WJ Communications

WJ Communications, Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices, chipsets and multi-chip modules (MCMs) for telecommunications, RF identification (RFID) and homeland security systems worldwide.  WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services.  For more information visit www.wj.com or call (408) 577-6200.  The information contained in the Company’s website is not part of the offering described in this news release nor is it incorporated by reference into this news release.

This release contains forward-looking statements including statements as to the expected gross proceeds of the offering, the expected closing and the Company’s plans with respect to use of gross proceeds of the offering.  These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs.  Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements.  These statements involve a number of risks and uncertainties including any inability of the Company to satisfy the closing conditions which would result in the Company not receiving any proceeds from the offering.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.